SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2010

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street
Suite 400
Broomfield, Colorado 80020
(Address, including zip code, of principal executive offices)

(303) 457-4345
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	Termination of a Material Definitive Agreement.

On October 4, 2010, Corgenix UK Limited, a corporation incorporated in the United Kingdom (“Corgenix UK”), and a wholly owned subsidiary of Corgenix Medical Corporation (the “Company”), entered into a letter agreement with Faunus Group International, Inc. (“FGI”), pursuant to which, among other things, Corgenix UK and FGI agreed to terminate that certain Receivables Finance Agreement dated March 29, 2010 by and between Corgenix UK and FGI (as amended, the “Agreement”), effective as of September 30, 2010.

Under the Agreement, Corgenix UK agreed to sell to FGI all of Corgenix UK’s right, title and interest in and to specified accounts receivable and all merchandise represented by those accounts.  In exchange, FGI advanced funds to the Company.

Contemporaneously with the termination of the Agreement, each of following agreements were terminated effective as of September 30, 2010: (a) Guaranty dated March 29, 2010 by and between the Company and FGI, (b) Guaranty dated March 29, 2010 by and between Corgenix Inc. and FGI, and (c) Debenture Agreement dated March 29, 2010 by and between Corgenix UK and FGI.  Corgenix UK paid FGI a termination fee of $25,000.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2010, the Board of Directors of Corgenix Medical Corporation (the “Company”) approved amendments to the Company’s Bylaws (the “Bylaws”), effective immediately.  The amendments revise Article III of the Company’s Bylaws. The principal features of the amendments are as follows:

Section 9.  Adjournment and Notice of Adjourned Meetings; Postponements of Meetings.  This amendment revises the existing bylaw provision by allowing the Board of Directors to postpone stockholder meetings for any reason.

Section 10. Voting Rights.  This amendment revises the existing bylaw provision by prohibiting stockholders from acting by written consent.

A copy of the text of the amendments to the Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

a) Not applicable.

b) Not applicable.

c) Not applicable.

d) Exhibits:

Exhibit 3.1.*	Amendments to Bylaws of Corgenix Medical Corporation, dated September 30, 2010.

* Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2010	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Amendments to Bylaws of Corgenix Medical Corporation, dated September 30, 2010.